Exhibit 99.3

UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION

On August 31, 2023, Barnes Group Inc. (“Barnes” or the “Company”) acquired all of the issued and outstanding shares of capital stock of MB Aerospace Holdings Inc. (“MB Aerospace), a Delaware corporation, from MB Aerospace Group Holdings Limited (“MB Aerospace Group”), a Cayman Islands limited company, (the “Transaction”), pursuant to the terms of the Stock Purchase Agreement dated as of June 5, 2023 among the Company, MB Aerospace Group, and MB Aerospace (the “Stock Purchase Agreement”).

In accordance with Rule 11-02(c)(1) of Regulation S-X, a pro forma balance sheet of Barnes has not been prepared to give effect to the Transaction as of September 30, 2023, as it is reflected in the condensed consolidated balance sheet included in the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2023, which was filed with the U.S. Securities and Exchange Commission (“SEC”) on November 8, 2023.

The attached unaudited proforma combined condensed financial information has been prepared to illustrate the effect of the acquisition of MB Aerospace. The Unaudited Pro Forma Combined Condensed Statements of Operations (the “Pro Forma Statements”) combine the historical statements of operations of the Company and MB Aerospace giving effect to the acquisition as if it had occurred on January 1, 2022. The historical information of the Company and MB Aerospace for the nine months ended September 30, 2023 is unaudited. The historical information of the Company and MB Aerospace for the nine months ended September 30, 2023 is unaudited and is derived from the historical nine month statement of operations of the Company, which includes one month of MB Aerospace post the Transaction plus eight months of unaudited interim historical information for MB Aerospace ending August 31, 2023, not included as an Exhibit to the Form 8-K/A. The historical information for the Company and MB Aerospace for the years ended December 31, 2022 and January 1, 2023, respectively, is derived from the audited financial statements of the Company and MB Aerospace.

The historical financial information has been adjusted to give effect to matters that are (1) directly attributable to the acquisition and (2) factually supportable. The unaudited proforma combined condensed financial information should be read in conjunction with the accompanying Notes to the unaudited proforma combined condensed financial information and:

•	The historical audited financial statements of the Company included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 as filed with the SEC on February 21, 2023;

•
The historical unaudited interim financial statements of the Company included in our Quarterly Report on Form 10-Q for the three and nine months ended September 30, 2023 as filed with the SEC on November 8, 2023;

•
The historical audited consolidated balance sheet of MB Aerospace and its subsidiaries as of January 1, 2023, and the consolidated statement of operations and comprehensive loss, consolidated statement of changes in shareholders' deficit and consolidated statement of cash flows for the year ended January 1, 2023, attached as Exhibit 99.1 to the Form 8-K/A to which this unaudited proforma combined condensed financial information is attached; and

•
The historical unaudited consolidated balance sheet of MB Aerospace and its subsidiaries as of June 30, 2023, and the consolidated statements of operations and comprehensive loss, consolidated statement of changes in shareholders' deficit and consolidated statement of cash flows for the six months ended June 30, 2023, attached as Exhibit 99.2 to the Form 8-K/A to which this unaudited proforma combined condensed financial information is attached.

Pursuant to the acquisition method of accounting, the total purchase price for the Transaction has been preliminarily allocated to the assets acquired and liabilities assumed based on their respective estimated fair values at August 31, 2023.Since these unaudited pro forma condensed combined financial statements have been prepared based on preliminary estimates of fair values attributable to the Transaction, the actual amounts recorded in connection with the acquisition, which will be based on the fair value of the assets acquired and liabilities assumed on the closing date of the Transaction, may differ materially from the information presented. The areas of the valuations that are not yet finalized relate to the amounts for property, plant and equipment, long term intangible assets and the final amount of residual goodwill. The Company may obtain additional information to assist in determining fair values of net assets acquired at August 31, 2023 during the measurement period.

The unaudited proforma combined condensed financial information is presented for informational purposes only. It has been prepared in accordance with the regulations of the SEC and is not necessarily indicative of what our results of operations actually would have been had we completed the acquisition at the date indicated, nor does it purport to project the future operating results of the combined company. It also does not reflect any cost savings, operating synergies or revenue enhancements that we may achieve with respect to the combined company nor the costs necessary to achieve those costs savings, operating synergies and revenue enhancements, or to integrate the operations of the Company and MB Aerospace.

Barnes Group Inc.
Unaudited Pro Forma Combined Condensed Statement of Operations
Nine Months Ended September 30, 2023
(Dollars in thousands, except per share data)

	Barnes Group Inc.	MB Aerospace (Eight Months Ended August 31, 2023)	Pro Forma Adjustments	Notes	Pro Forma Combined
Net Sales	$1,035,329	$213,781	$—		$1,249,110
Costs of Sales	704,358	158,879	(7,787)	4(a)	852,431
			(3,019)	4(b)
Selling and administrative expenses	271,688	31,062	8,672	4(a)	311,422
	976,046	189,941	(2,134)		1,163,853
Operating income	59,283	23,840	2,134		85,257

Interest expense	34,612	32,374	3,209	4(c)	70,195
Other expense (income), net	(2,427)	—	—		(2,427)
Income (loss) before income tax expense (benefit)	27,098	(8,534)	(1,075)		17,489
Income tax expense (benefit)	18,318	4,710	488	4(d)	23,516
Net income (loss)	$8,780	$(13,244)	$(1,563)		$(6,027)

Per common share:
Basic	$0.17			4(e)	$(0.12)
Diluted	$0.17			4(e)	$(0.12)

Weighted average common shares outstanding:
Basic	51,033,181			4(e)	51,033,181
Diluted	51,223,978			4(e)	51,033,181

Barnes Group Inc.
Unaudited Pro Forma Combined Condensed Statement of Operations
Year Ended December 31, 2022
(Dollars in thousands, except per share data)

	Barnes Group Inc.	MB Aerospace	Pro Forma Adjustments	Notes	Pro Forma Combined
Net Sales	$1,261,868	$283,020	$—		$1,544,888
Costs of Sales	839,996	209,147	9,483	4(a)	1,070,963
			12,337	4(b)
Selling and administrative expenses	296,559	55,548	12,513	4(a)	364,620
Goodwill impairment charge	68,194	—	—		68,194
	1,204,749	264,695	34,333		1,503,777
Operating income (loss)	57,119	18,325	(34,333)		41,111

Interest expense	14,624	27,404	26,881	4(c)	68,909
Other expense (income), net	4,310	533	—		4,843
Loss on disposal of operations	—	10,334	—		10,334
Income (loss) before income tax expense (benefit)	38,185	(19,946)	(61,214)		(42,975)
Income tax expense (benefit)	24,706	6,619	(7,196)	4(d)	24,129
Net income (loss)	$13,479	$(26,565)	$(54,018)		$(67,104)

Per common share:
Basic	$0.26			4(e)	$(1.32)
Diluted	0.26			4(e)	(1.32)

Weighted average common shares outstanding:
Basic	50,962,447			4(e)	50,962,447
Diluted	51,084,167			4(e)	50,962,447

Notes to the Pro Forma Financial Information

Note 1 – Description of the Transaction and Basis of Presentation

Pursuant to the Stock Purchase Agreement, the Company acquired all of the issued and outstanding shares of capital stock of MB Aerospace, a leading provider of precision aero-engine component manufacture and repair services serving major aerospace and defense engine original equipment manufacturers (“OEMs”), tier 1 suppliers and maintenance, repair and overhaul (“MRO”) providers for a aggregate purchase price of $728,607, which includes preliminary adjustments under the terms of the Stock Purchase Agreement, and is subject to post-closing adjustments under the terms of the Stock Purchase Agreement.

The Company paid $718,782, net of $9,825 of cash acquired, in cash, using cash on hand and borrowings under the Company’s $1,000,000 Revolving Credit Facility and its $650,000 Term Loan Facility. The Transaction closed on August 31, 2023 (the “Acquisition Date”).

The historical information of the Company and MB Aerospace for the nine months ended September 30, 2023 is unaudited and is derived from the historical nine month statement of operations of the Company, which includes one month of MB Aerospace post the Transaction plus eight months of unaudited interim historical information for MB Aerospace ending August 31, 2023, not included as an Exhibit to the Form 8-K/A. The historical information for the Company and MB Aerospace for the years ended December 31, 2022 and January 1, 2023, respectively, is derived from the audited financial statements of the Company and MB Aerospace.

Note 2 – Accounting Policies and Reclassification of MB Aerospace’s Historical Financial Information

The accounting policies of Barnes may vary materially from those of MB Aerospace. During preparation of the unaudited pro forma combined financial information, Barnes management has performed a preliminary analysis to identify where material differences in accounting policies may occur. Barnes management will conduct a final review of MB Aerospace’s accounting policies in order to determine if further differences in accounting policies require adjustment or reclassification of MB Aerospace’s results of operations or reclassification of assets or liabilities to conform to Barnes’ accounting policies and classifications. As a result of this review, Barnes management may identify differences that, when adjusted or reclassified, could have a significant impact on this unaudited pro forma combined financial information.

Note 3 — Preliminary Allocation of Consideration

The Company accounted for the MB Aerospace acquisition as a business combination. The identifiable assets acquired and liabilities assumed are recorded at their preliminary fair values as of the Acquisition Date and are consolidated into the Company’s financial statements. The determination of fair value requires significant judgments regarding the estimates and assumptions used to value the acquired assets and liabilities assumed. In determining the fair values of the assets acquired and liabilities assumed, the Company utilized the cost, income and market approaches from the perspective of a market participant. The Company used third party valuation professionals to aid in the determination of the estimated fair value of certain assets acquired and liabilities assumed.

The following table summarizes the preliminary estimated fair values for each major class of assets acquired, net of cash acquired, and liabilities assumed at the Acquisition Date:

Accounts receivable	$50,817
Inventories	78,464
Prepaid expenses and other current assets	18,836
Property, plant and equipment	80,480
Goodwill	318,307
Other intangible assets	321,000
Other assets	10,627
Total Assets Acquired	878,531

Accounts payable	(21,826)
Accrued liabilities	(34,955)
Deferred income taxes	(83,886)
Other liabilities	(9,659)
Debt assumed	(9,423)
Total Liabilities Assumed	(159,749)
Net Assets Acquired	$718,782

The Company recorded the fair values of the assets acquired and liabilities assumed of MB Aerospace as of August 31, 2023. The final purchase price allocation is subject to post-closing adjustments pursuant to the terms of the Agreement and finalization of fair value estimates. Estimates and assumptions used in such valuations are subject to change, which could be significant, within the measurement period up to one year from the acquisition date. The areas of the valuations that are not yet finalized relate to the amounts for property, plant and equipment, long term intangible assets and the final amount of residual goodwill. The Company may obtain additional information to assist in determining fair values of net assets acquired at the Acquisition Date during the measurement period.

Note 4 – Pro Forma Adjustments

The pro forma accounting adjustments are based on the Company’s preliminary estimates and assumptions that are subject to change. The following adjustments have been reflected in the Unaudited Pro Forma Condensed Combined Financial Statements:

(a)
The pro forma adjustment related to depreciation and amortization expense reflects the change in property, plant, and equipment depreciation and the change in amortization expense from the acquired backlog, developed technology, and customer relationships of $885 and $21,996 for the nine months ended September 30, 2023 and year ended December 31, 2022, respectively. Backlog of $10,000 relates to the MRO business and, given the relatively short operational cycle time of this business, was amortized over a two-month period during the year ended December 31, 2022.

The remaining useful lives of property, plant and equipment and intangible assets acquired were estimated based on the period over which the cumulative discounted cash flows are expected to be realized. The pro forma adjustment to recognize additional expense related to the acquired assets has been computed over the estimated useful lives on a straight-line basis.

(b)
The Company has recorded a step-up in value of $12,337 related to MB Aerospace’s inventory. The pro forma adjustment to cost of sales reflects the elimination of the inventory fair value adjustment recognized during the nine months ended September 30, 2023 of $(3,019) and reflects the amortization of the entire inventory fair value adjustment of $12,337 for the year ended December 31, 2022.

(c)
Represents the net increase to interest expense resulting from interest on the new debt to finance the acquisition of MB Aerospace and the extinguishment of MB Aerospace’s existing debt and the amortization of related debt issuance costs. The pro forma adjustments include incremental interest expense of $3,209 for the nine months ended September 30, 2023 and $26,881 for the year ended December 31, 2022.

A sensitivity analysis on interest expense has been performed to assess the effect of a 12.5 basis point change of the interest on the financing. The following table shows the change in interest expense assuming this change (in thousands):

	Nine Months ended September 30, 2023	Year ended December 31, 2022
Interest expense assuming increase of 0.125%	$1,105	$1,649
Interest expense assuming decrease of 0.125%	(1,105)	(1,649)

(d)
The estimated tax impacts of the pro forma adjustments have been reflected in Income tax (expense) benefit within the unaudited pro forma condensed combined statement of operations by using a blended foreign, federal and state statutory income tax rate. However, certain acquisition-related proforma adjustments reflect limitations on taxability, including limitations on tax deductions for interest expense and certain transaction costs. These rates are estimates and do not take into account any possible future tax events that may occur for the combined Company.

(e)
The unaudited pro forma combined basic and diluted earnings per share calculations are based on the unaudited pro forma combined net income/(loss) of the combined business for the nine months ended September 30, 2023 and for the year ended December 31, 2022 and the weighted average outstanding shares of the Company as of September 30, 2023 and December 31, 2022. For the purpose of computing diluted net income per common share, the weighted-average number of common shares outstanding is increased for the potential dilutive effects of stock-based incentive plans. No potentially dilutive shares have been included in the diluted earnings per share calculations for the nine month period ended September 30, 2023 and year ended December 31, 2022 due to the Company’s combined pro-forma reported net loss for each period.